Exhibit 7.1

4180 Ruffin Road, Suite 235 • San Diego, CA 92123 • 858-535-2000 • fax 858-571-2700 • www.jhcohn.com
March 17, 2006
Audit Committee of the Board of Directors
ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
Dear Sirs:
The purpose of this letter is to document that on March 15, 2006, we notified the management of ADVENTRX Pharmaceuticals, Inc. that they should take action to prevent future reliance on our previously completed interim review of the condensed consolidated financial statements included in the Company’s Form 10-Q for the quarter ended September 30, 2005. Such unaudited condensed consolidated financial statements included the following:
•	Condensed consolidated balance sheet as of September 30, 2005,

•	Condensed consolidated statements of operations for the three and nine months ended September 30, 2005 and for the period from inception (June 12, 1996) through September 30, 2005,

•	Condensed consolidated statements of shareholders’ equity (deficit) for the period from January 1, 2005 through September 30, 2005, and

•	Condensed consolidated statements of cash flows for the nine months ended September 30, 2005 and for the period from inception (June 12, 1996) through September 30, 2005.
We believe that such unaudited condensed consolidated financial statements, as originally issued, do not reflect the proper accounting for the private placement of certain equity securities that closed on July 27, 2005, as described therein, and accordingly, our completed interim review of such financial statements should no longer be relied upon.
Yours truly,
/s/ J.H. Cohn LLP
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